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                                                                   EXHIBIT 99.01

FOR IMMEDIATE RELEASE

       Excite@Home Announces Offering of Convertible Subordinated Notes

Redwood City, Calif., December 3, 1999 -- At Home Corporation (Nasdaq: ATHM) today announced that it intends, subject to market and other conditions, to raise approximately $400 million (excluding proceeds of the over-allotment option, if any) through an offering of convertible subordinated notes to qualified institutional investors. No other details were provided.

The Company stated that it intends to use the net proceeds of the offering to finance the $350 million cash component of the purchase price of its previously announced proposed acquisition of Bluemountain.com.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or applicable exemptions from such registration requirements.

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1999 At Home Corporation. Excite@Home, @Home, @Work, Excite, the stylized @ logo and MatchLogic are trademarks of At Home Corporation and may be registered in certain jurisdictions. All other brand names are trademarks of their respective owners.

Copyright (c) 1995-1999 At Home Corporation. All Rights Reserved. @Home, Excite@Home, @Work, Excite, and @ are the trademarks of At Home Corporation, and may be registered in certain jurisdictions.